EXHIBIT 10(a)

                       MEDSTRONG INTERNATIONAL CORPORATION
                         500 SILVER SPUR ROAD, SUITE 303
                          RANCHO PALOS VERDES, CA 90274



                                                     September 18, 2002

Mr. Julio Vazquez
President
JVF International Solutions, Inc.
250 Tetuan Street
Old San Juan
San Juan, Puerto Rico  00902

            Re: Letter of Intent - JVF International Solutions, Inc.
                ----------------------------------------------------


Dear Julio:

      This letter serves as a formal agreement and letter of intent to and between MedStrong International Corporation, hereinafter "MedStrong," and JVF International Solutions, Inc., hereinafter "JVF." The purpose of this letter of intent is to summarize the agreements between the Parties and will have the effects of a formal agreement and will work as a permanent agreement until superseded by another written agreement to that effect.

      The contents of this letter of intent is the product of previous discussions among the Parties.

      OBJECTIVE: To grant to JVF exclusive rights to fully develop, market and sell MedStrong's Patient Data Quickly (PDQ) Medical Record Online programs in the described main territory and nonexclusive on the additional territory.

      MAIN TERRITORY: Puerto Rico, U.S. Virgin Island, British Virgin Island, the Caribbean and Venezuela subject to price condition.

      ADDITIONAL TERRITORY: Central America, South America and other territories not included in the Main Territory.

      EXPRESS EXCLUSION: The parties agree the transactions with MAPFRE or its subsidiaries are excluded from this agreement.

      PRICE: Purchase price of the exclusivity agreement is $250,000.00 plus $50,000.00 for exclusive rights for Venezuela, which price includes 1,000,000

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shares  of  common  stock  of  MedStrong  International  Corporation,   payable:
$100,000.00 thirty (30) days after the execution of this Letter of Intent, and $150,000.00 ninety (90) days thereafter or $200,000.00 with Venezuela territory.

      SUPPORT: At the request of JVF, MedStrong will supply technical and marketing support, including but not limited to: the System/Web platform to Spanish, as well as sales materials, Company/Product information brochures, POP materials, etc. in Spanish and will provide all training that JVF deems necessary and all other support necessary to build the business. Limited to $15,000.00 total.

      COMPENSATION: JVF will be compensated pursuant to the following:

           A. $3,000.00 payable ten (10) days after the execution of the Letter of Intent, and $1,000.00 monthly for the next nine (9) consecutive months. As an advance against commission reaches or achieves $1,000 per month, the advance stops.

           B. For direct retail in the main territories MedStrong will pay

           20% commissions and renewals will be a part of item C below.

           C. JVF will execute all renewals and pay a $5.00 fee to MedStrong.

           D. Special sales deals involving large volume accounts. PDQ may be sold to the representative at a net price, based on volume. JVF will purchase PDQ basic at a front end net cost of $2.50 per unit.

      PRODUCTION QUOTAS: JVF shall achieve a production quota of $250,000.00 per year commencing the second full year from the inception of the agreement.

      REMITTANCE AND CURRENCY: PDQ product sales revenue payment and funds flow will be due at the time when the sale is registered in the website.

      REPORTING: JVF and MedStrong shall report to each other on a monthly basis all territory sales. MedStrong shall provide the renewal expiration reports ninety (90) days in advance of due date.

      NEWS RELEASE: Both parties agree to the mutual issue of a Press Release announcing the relationship.

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      TERMINATION:

           A. By notice given by any party with sixty (60) days notice.

           B. Immediately for cause.

           C. By noncompliance with production quotas.

      Any such termination will have effect when all amounts due to JVF are liquidated.

      APPLICABLE STATUTES: The agreement will be governed by the laws of the Commonwealth of Puerto Rico.

      IN WITNESS WHEREOF, this being the agreement between the parties, we hereby execute this Letter of Intent this 19th day of September, 2002, at Fort Lauderdale, Florida.

                                        MEDSTRONG INTERNATIONAL CORP.


                                        By:/s/ Jerry Farrar
                                           ------------------------------
                                        Jerry Farrar, President/CEO

                                        JVF INTERNATIONAL SOLUTIONS, INC.


                                        By:/s/ Julio Vazquez
                                           ------------------------------
                                        Julio Vazquez, President





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